Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-280758) of Karooooo Ltd. and in the related Prospectus of our report dated June 13, 2024, with respect to the consolidated financial statements of Karooooo Ltd. included in this Annual Report (Form 20-F) for the year ended February 28, 2025.

Ernst & Young LLP
Singapore

June 09, 2025